Exhibit 3.5

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONTINGENT CONVERTIBLE JUNIOR PARTICIPATING NON-CUMULATIVE

PERPETUAL PREFERRED STOCK

OF

METLIFE, INC.

MetLife, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation,” which term shall include the successors of MetLife, Inc.), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:

The Finance and Risk Committee (the “Committee”) of the board of directors of the Corporation (the “Board of Directors”), in accordance with the resolutions of the Board of Directors dated March 7, 2010 and April 27, 2010, the provisions of the Certificate of Incorporation and By-Laws of the Corporation and applicable law, adopted the following resolution creating a series of shares of Preferred Stock, par value $0.01 per share, of the Corporation designated as “Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock” at a meeting of the Committee on October 26, 2010.

RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated March 7, 2010 and April 27, 2010, the provisions of the Certificate of Incorporation and By-Laws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock” (“Series B Preferred Stock”). Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock. The Series B Preferred Stock shall have a par value of $0.01 per share.

Section 2. Number of Shares. The authorized number of shares of Series B Preferred Stock shall be 6,857,000. Shares of Series B Preferred Stock that are purchased or otherwise acquired by the Corporation, or converted into shares of Common Stock, shall not be reissued as shares of such series and shall, upon filing of the appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock.

Section 3. Definitions. As used herein with respect to Series B Preferred Stock:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

(c) “By-Laws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

(d) “Certificate of Designations” means this Certificate of Designations relating to the Series B Preferred Stock, as it may be amended from time to time.

(e) “Certificate of Incorporation” shall mean the amended and restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(f) The term “close of business” on any day means 5:00 P.M., New York City time, on such day.

(g) “Common Stock” means the common stock, par value $0.01 per share (or such other par value, or no par value, as such common stock may have from time to time), of the Corporation.

(h) “Common Stock Distribution” has the meaning set forth in Section 5(b).

(i) “Common Stock Distribution Date” has the meaning set forth in Section 5(b).

(j) “Common Stock Distribution Record Date” has the meaning set forth in Section 5(b).

(k) “Constituent Person” has the meaning set forth in Section 10(d).

(l) “Conversion Rate” means the number of shares of Common Stock issuable upon conversion of one (1) share of Series B Preferred Stock, which Conversion Rate shall initially be ten (10) shares of Common Stock per share of Series B Preferred Stock, subject to adjustment as provided in Section 10(c).

(m) “Distributed Property” has the meaning set forth in Section 5(b).

(n) “Dividend Parity Stock” means all classes or series of stock of the Corporation (other than the Series B Preferred Stock) ranking on parity with the Series B Preferred Stock as to payment of dividends.

(o) “Holder” means a Person in whose name one or more shares of the Series B Preferred Stock are registered.

(p) “Indemnification Security Agreement” means the Indemnification Collateral Account Security and Control Agreement, dated as of November 1, 2010, by and among the Corporation, in its capacity as Secured Party, ALICO Holdings LLC, in its capacity as Pledgor, Deutsche Bank Trust Company Americas, in its capacities as Securities Intermediary and Pledge Collateral Agent, and, for certain limited purposes, Deutsche Bank Trust Company Americas, in its capacity as Stock Purchase Contract Agent under the Pledge Agreement.

(q) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation, other than Series B Preferred Stock, that ranks junior to Series B Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(r) “Liquidation Preference” has the meaning set forth in Section 6(b).

(s) “Liquidation Preference Amount” means one cent ($0.01) per share of Series B Preferred Stock.

(t) “Mandatory Conversion Date” means the third (3rd) Business Day immediately after the date the Corporation obtains the Stockholder Approval.

(u) “Market Disruption Event” means any of the following events that the Corporation, in its reasonable discretion, determines has occurred and is material:

(i) the occurrence or existence, for an aggregate period of at least thirty (30) minutes or during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange, of any suspension of, or limitation imposed on, trading by the Relevant Exchange, whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise: (1) relating to Common Stock; or (2) in futures or options contracts relating to the Common Stock on the Relevant Exchange;

(ii) any event (other than an event described in clause (iii) below) that disrupts or impairs the ability of market participants, for an aggregate period of at least thirty (30) minutes or during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general: (1) to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange; or (2) to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Relevant Exchange; or

(iii) the failure to open of the Relevant Exchange on which futures or options contracts relating to the Common Stock are traded or the closure of such exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of: (1) the actual closing time for the regular trading session on such day, and (2) the submission deadline for orders to be entered into such exchange for execution at the actual closing time on such day.

(v) “Non-Electing Share” has the meaning set forth in Section 10(d).

(w) “Non-Partial Common Stock Distribution” means a transaction that both (i) requires the Conversion Rate to be adjusted pursuant to Section 10(c) and (ii) is not a Partial Common Stock Distribution.

(x) “Nonpayment Event” has the meaning specified in Section 9(b).

(y) The term “open of business” on any day means 9:00 A.M., New York City time, on such day.

(z) “Parity Stock” means the Series A Junior Participating Preferred Stock and each other class or series of stock of the Corporation, other than Series B Preferred Stock, that ranks equally with the Series B Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(aa) “Partial Common Stock Distribution” has the meaning specified in Section 10(c).

(bb) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

(cc) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series B Preferred Stock.

(dd) “Preferred Stock Directors” has the meaning specified in Section 9(b).

(ee) “Record Date” has the meaning set forth in Section 5(c).

(ff) “Reference Property” has the meaning set forth in Section 10(d).

(gg) “Relevant Exchange” means the New York Stock Exchange; provided, however, that if the Common Stock is not listed for trading on the New York Stock Exchange, then “Relevant Exchange” means the principal U.S. national or regional securities exchange on which the Common Stock is listed; provided further, that if the Common Stock is not listed on a U.S. national or regional securities exchange, then “Relevant Exchange” means the over-the-counter market on which the Common Stock is traded.

(hh) “Reorganization Event” has the meaning set forth in Section 10(d).

(ii) “Representative Holder” has the meaning set forth in Section 10(d).

(jj) “Senior Stock” means all Preferred Stock that ranks senior to the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(kk) “Series A Junior Participating Preferred Stock” means the Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Corporation.

(ll) “Stockholder Approval” means the receipt of all approvals of the stockholders of the Corporation necessary, pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual, to approve the conversion of each outstanding share of Series B Preferred Stock into shares of Common Stock at the Conversion Rate.

(mm) “Trading Day” means any day during which both of the following conditions are satisfied: (i) trading in the Common Stock generally occurs on the Relevant Exchange; and (ii) there is no Market Disruption Event.

(nn) “Voting Parity Preferred Stock” has the meaning specified in Section 9(b).

(oo) “VWAP” per share of Common Stock on any Trading Day means the volume-weighted average price per share of Common Stock in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MET.N <equity> AQR” (or its equivalent successor if such page is not available); provided, however, that if such volume-weighted average price shall not be available on such Trading Day, then VWAP on such Trading Day shall be determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for such purpose by the Corporation.

Section 4. Ranking. The Series B Preferred Stock will, with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets on any liquidation, dissolution or winding up of the Corporation, rank (i) on parity with Parity Stock and (ii) senior to Junior Stock.

Section 5. Dividends.

(a) Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds or property legally available therefor under Delaware law, non-cumulative dividends and distributions, if any, in the amount, kind and manner set forth in Section 5(b). Except as provided in the immediately preceding sentence, in Section 5(b) or in Section 6, Holders shall not be entitled to any other dividends or distributions on the Series B Preferred Stock. Notwithstanding anything herein to the contrary, (i) dividends and distributions on the Series B Preferred Stock shall not be cumulative; (ii) Holders of Series B Preferred Stock shall not be entitled to receive any dividends or distributions not declared by the Board of Directors or a duly authorized committee of the Board of Directors; and (iii) no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or distribution not so declared.

(b) If the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend, or the Corporation otherwise makes any distribution, on all outstanding shares of Common Stock, of cash, securities (including, without limitation, rights, warrants, options or evidences of indebtedness) or other property or assets (in each case excluding Non-Partial Common Stock Distributions and Reorganization Events) (such a dividend or distribution, a “Common Stock Distribution,” and the cash, securities, property or assets dividended or distributed on the Common Stock pursuant to such Common Stock Distribution, subject to the last sentence of Section 10(c), the “Distributed Property,” and the date such Distributed Property is paid to holders of Common Stock pursuant to such Common Stock Distribution, the “Common Stock Distribution Date,” and the record date for determining the holders of Common Stock entitled to receive such Common Stock Distribution, the “Common Stock Distribution Record Date”), then the Board of Directors or a duly authorized committee of the Board of Directors shall, in accordance with this Section 5(b), declare to be paid, or cause there to be distributed, to the Holders of the Series B Preferred Stock, Distributed Property in accordance with this Section 5(b). The date on which such Distributed Property is to be paid to Holders of the Series B Preferred Stock on account of such Common Stock Distribution shall be the Common Stock Distribution Date, and the kind and amount of Distributed Property to be dividended or distributed per share of Series B Preferred Stock shall be the kind and amount of Distributed Property that a holder of a number of shares of Common Stock equal to the Conversion Rate in effect at the close of business on the Common Stock Distribution Record Date for such Common Stock Distribution would have been entitled to receive pursuant to such Common Stock Distribution. The Corporation shall not declare any Common Stock Distribution unless the Corporation has funds legally available to comply, and complies, with this Section 5(b) with respect to such Common Stock Distribution. For avoidance of doubt, no dividend or distribution shall be payable on the Series B Preferred Stock pursuant to this Section 5(b) unless there shall occur a Common Stock Distribution. For avoidance of doubt, if (1) in connection with a Reorganization Event, the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend, or the Corporation otherwise makes any distribution, on all outstanding shares of Common Stock and (2) in connection with such Reorganization Event, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then (x) such dividend or distribution shall be subject to this Section 5(b) but not to Section 10(d) and (y) such conversion into, exchange for or right to receive cash, securities or other property shall be subject to Section 10(d) but not to this Section 5(b).

(c) Dividends or distributions that are payable on Series B Preferred Stock on a Common Stock Distribution Date pursuant to Section 5(b) on account of a Common Stock Distribution will be payable to holders of record of Series B Preferred Stock as they appear on the stock register of the Corporation at the close of business on the date (each such date, a “Record Date”) that is the Common Stock Distribution Record Date for such Common Stock Distribution.

(d) If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is on or prior to a Record Date for a dividend or distribution on the Series B Preferred Stock pursuant to Section 5(b), then the Holder of such share of Series B Preferred Stock shall not have the right to receive such dividend or distribution. If the Mandatory Conversion Date with respect to any share of Series B Preferred Stock is after a Record Date for a dividend or distribution on the Series B Preferred Stock pursuant to Section 5(b) but on or prior to the date such dividend or distribution is to be made, then the Holder of such share of Series B Preferred Stock at the close of business on such Record Date shall have the right to receive such dividend or distribution notwithstanding such conversion.

(e) For purposes of this Certificate of Designations, dividends and distributions will be deemed to have been declared and paid in full on the Series B Preferred Stock during a calendar quarter or any other period if there exists no Common Stock Distribution whose Common Stock Distribution Date occurs during such calendar quarter or period, as applicable.

Section 6. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of Series B Preferred Stock shall be entitled to receive, per share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof legally available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, in full an amount equal to the Liquidation Preference Amount per share, together with all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution.

(b) Partial Payment. If, in any distribution described in Section 6(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Series B Preferred Stock and all holders of any Parity Stock, then the amounts paid to the holders of Series B Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series B Preferred Stock and the holders of all such other Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Preferred Stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than Series B Preferred Stock and on which dividends accrue on a cumulative basis, any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

(c) Residual Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, if the Liquidation Preference has been paid in full to all holders of Series B Preferred Stock and all Parity Stock and Senior Stock, then the Holders shall (subject to the rights of any other series of Preferred Stock that is not Junior Stock to similarly be treated as holders of Common Stock) thereafter be treated as holders of Common Stock, determined as if each share of Series B Preferred Stock were converted into shares of Common Stock at the Conversion Rate in effect at the time of such liquidation, dissolution or winding up.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

Section 7. No Redemption. The Series B Preferred Stock shall not be redeemable at the election of the Corporation.

Section 8. Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance herewith.

Section 9. Voting Rights.

(a) General. The Holders of Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Right to Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of Series B Preferred Stock that are required, pursuant to Section 5(b), to be declared and paid have not been so declared and paid for at least six (6) calendar quarters, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two (2) and the holders of Series B Preferred Stock, together with the holders of any outstanding shares of Dividend Parity Stock similarly entitled to vote for the election of a total of two (2) additional directors (“Voting Parity Preferred Stock”), voting together as a single class, shall be entitled to elect the two (2) additional directors (the “Preferred Stock Directors”); provided, however, that, as a condition to exercising such right to so elect such Preferred Stock Directors, the election of no such Preferred Stock Director shall cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which its securities may be listed) that listed companies must have a majority of independent directors.

If the Holders of the Series B Preferred Stock, and such other holders of Voting Parity Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, then such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least twenty percent (20%) of the Series B Preferred Stock or of any other such series of Voting Parity Preferred Stock then outstanding, and at each subsequent annual meeting of stockholders of the Corporation at which time such Nonpayment Event shall be continuing. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series B Preferred Stock or Voting Parity Preferred Stock, and delivered to the Secretary of the Corporation, or as may otherwise be required by law.

When dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series B Preferred Stock for at least four (4) calendar quarters (whether or not consecutive) after a Nonpayment Event, then (1) such Nonpayment Event shall be deemed to have ceased; (2) the number of calendar quarters in which dividends have not been declared and paid shall, for purposes of this Section 9, be reset to zero (0); (3) the right of the holders of Series B Preferred Stock to elect the Preferred Stock Directors on account of such Nonpayment Event shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event pursuant to this Section 9); (4) the terms of office of all the Preferred Stock Directors shall forthwith terminate; and (5) the number of directors constituting the Board of Directors shall automatically be reduced accordingly. For avoidance of doubt, “full” dividends on the Series B Preferred Stock shall in no event include any arrearage, or any dividends that would accrue on unpaid dividends or distributions, had dividends on the Series B Preferred Stock been cumulative.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series B Preferred Stock and Voting Parity Preferred Stock, when they have the voting rights set forth above in this Section 9 (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series B Preferred Stock and Voting Parity Preferred Stock, when they have the voting rights set forth above in this Section 9 (voting together as a single class). Each such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director must be taken only at a special meeting of such stockholders, called in the same manner as provided above for the initial election of Preferred Stock Directors after a Nonpayment Event. The Preferred Stock Directors shall each be entitled to one (1) vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director shall hold office until the next annual meeting of the stockholders or until his or her earlier death, resignation or removal, if such office shall not have previously terminated as above provided.

Notwithstanding anything herein to the contrary, this Section 9(b) shall have no force and effect (and, for all purposes, shall be deemed not to be included in this Certificate of Designations) at any time when no shares of Series B Preferred Stock are listed on the New York Stock Exchange or any other U.S. national securities exchange on which the Common Stock is then listed.

(c) Other Voting Rights. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to increase the number of authorized shares of Series B Preferred Stock or materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole; or

(ii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case either (A) such binding share exchange or reclassification constitutes a Reorganization Event and the Corporation complies with Section 10(d) with respect to such Reorganization Event; or (B) the shares of Series B Preferred Stock remain outstanding and have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 9(c), any increase in the amount of the authorized or issued Series B Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock or other stock of the Corporation ranking senior to, equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole, and each Holder, by its acceptance of any shares of Series B Preferred Stock, is, to the fullest extent permitted by law, deemed to consent, and authorize the Corporation, the Board of Directors and any committee of the Board of Directors, to take any action to effect any such increase, creation or issuance.

In addition, so long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at a majority of the shares of Series B Preferred Stock then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting a publicly announced tender offer by the Corporation of shares of Common Stock; provided, however, that such vote or consent shall not be required if the Corporation grants Holders of Series B Preferred Stock of the right to participate, based on the number of shares of Common Stock into which such Series B Preferred Stock is convertible, in such tender offer on the same terms and conditions as holders of Common Stock.

(d) Changes for Clarification. Without the consent of the Holders of the Series B Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock, taken as a whole, the Corporation may, to the fullest extent permitted by law, amend, alter, supplement or repeal any terms of the Series B Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series B Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the By-Laws, applicable law and any national securities exchange or other trading facility on which the Series B Preferred

Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series B Preferred Stock and any Voting Parity Preferred Stock has been cast or given on any matter on which the Holders of shares of Series B Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

Section 10. Mandatory Conversion.

(a) Effectiveness of Conversion. If the Corporation shall have obtained the Stockholder Approval, then, effective as of the open of business on the Mandatory Conversion Date, each outstanding share of Series B Preferred Stock shall, automatically and without the act of any Holder, be converted into a number of shares of Common Stock equal to the Conversion Rate in effect as of the open of business on the Mandatory Conversion Date; provided, however, that the Corporation will not issue fractional shares of Common Stock upon conversion of the Series B Preferred Stock and shall instead deliver a check in an amount equal to the value of such fraction computed on the basis of the VWAP per share of Common Stock on the Trading Day immediately before the Mandatory Conversion Date. All shares of Common Stock issued or delivered upon conversion of the Series B Preferred Stock shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and (except, in the case of Series B Preferred Stock pledged pursuant to the Indemnification Security Agreement, as provided in the Indemnification Security Agreement) free of any lien or adverse claim created by the Corporation. If more than one share of Series B Preferred Stock is surrendered for conversion at one time by the same Holder, then the number of full shares of Common Stock issuable upon conversion of such shares shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

(b) Effect of Conversion. Subject to the second sentence of Section 5(d), on and after the Mandatory Conversion Date each outstanding share of Series B Preferred Stock shall cease to be outstanding, dividends and distributions on such share shall cease to accrue or be due, and all rights of the Holder(s) of such share shall terminate with respect to such share, other than the right to receive, upon delivery of the certificate(s) evidencing such share to the Corporation or its registrar, certificates evidencing the shares of Common Stock into which such share of Series B Preferred Stock has been converted, together with cash in lieu of any fractional share, as provided herein.

(c) Adjustment to the Conversion Rate. If, after the date of original issue of the Series B Preferred Stock, the Corporation: (A) pays a dividend or makes another distribution on Common Stock to all holders of Common Stock payable, in whole or in part, in shares of Common Stock; (B) subdivides or splits the outstanding shares of Common Stock into a greater number of shares; or (C) combines or reclassifies the outstanding shares of Common Stock into a smaller number of shares, then the Conversion Rate shall be adjusted by multiplying such Conversion Rate in effect immediately before such adjustment by the number of shares of Common Stock which a person who owns only one (1) share of Common Stock immediately before the record date or effective date, as applicable, of such dividend, distribution, subdivision, split, or combination or reclassification and who is entitled to participate in such dividend, distribution, subdivision, split, combination or reclassification would own immediately after giving effect to such dividend, distribution, subdivision, split, combination or reclassification (without giving effect to any arrangement pursuant to such dividend, distribution, subdivision, split, combination or reclassification not to issue fractional shares of Common Stock). Such adjustment shall become effective immediately after the close of business on such record date, in the case of a stock dividend or stock distribution, and shall become effective at the open of business on such effective date, in the case of a subdivision, split, combination or reclassification. For avoidance of doubt, if, after the date of original issue of the Series B Preferred Stock, the Corporation pays a dividend or makes another distribution on Common Stock to all holders of Common Stock payable, in part (and not exclusively), in shares of Common Stock (such a dividend or distribution, a “Partial Common Stock Distribution”), then, without duplication, (i) an adjustment to the Conversion Rate shall be made pursuant to this Section 10(c) on account of the portion (and only such portion) of such Partial Common Stock Distribution paid in shares of Common Stock; and (ii) the portion of such Partial Common Stock Distribution (and only such portion) not paid in shares of Common Stock shall be subject to Section 5(b). If, after the date of original issue of the Series B Preferred Stock, the Corporation makes a Partial Common Stock Distribution, then the Distributed Property of such Partial Common Stock Distribution shall, for purposes hereof, be deemed not to include the portion of such Partial Common Stock Distribution that is paid in shares of Common Stock.

(d) Conversion Upon Reorganization Event. If, after the date of original issue of the Series B Preferred Stock, (1) there occurs (A) any consolidation or merger of the Corporation with or into another Person; (B) any sale, transfer, lease or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety; (C) any statutory exchange of securities of the Corporation with another Person or any binding share exchange which reclassifies or changes its outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction that is subject to Section 10(c)); or (D) any liquidation, dissolution or winding up of the Corporation (any such event in clauses (A) through (D), inclusive, a “Reorganization Event”); and (2) pursuant to such Reorganization, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then, immediately after the effective time of such Reorganization Event, the Corporation shall make provision for each outstanding share of Series B Preferred Stock to be converted, out of funds legally available therefor, into the kind and amount of cash, securities or other property (collectively, “Reference Property”) receivable pursuant to such Reorganization Event by a holder (the “Representative Holder”) of a number of shares of Common Stock equal to the Conversion Rate in effect at such effective time, which holder (A) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale, transfer, lease or conveyance was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates, and (B) failed to exercise his rights of election, if any, as to the kind or amount of such Reference Property (provided that if the kind or amount of such Reference Property is not the same for each share of Common Stock held by a Person (other than a Constituent Person or an Affiliate thereof) who has not exercised such rights of election (“Non-Electing Share”), then for the purpose of this Section 10(d), the kind and amount of Reference Property in respect of each Non-Electing Share shall be deemed to be the weighted average of the kinds and amounts of Reference Property receivable per share of Common Stock pursuant to such Reorganization Event in respect of all Non-Electing Shares). On and after the effective time of a Reorganization Event, each outstanding share of Series B Preferred Stock shall cease to be outstanding, dividends on such share shall cease to accrue, and all rights of the Holder(s) of such share shall terminate with respect to such share, other than the right to receive the kind and amount of Reference Property into which such share of Series B Preferred Stock has been converted.

(e) Conversion at Corporation’s Election. If, after the date of original issue of the Series B Preferred Stock, the Corporation or its successor shall have consummated a tender offer or exchange offer for, or shall have repurchased, in each case whether in a single transaction or a series of transactions, more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock initially issued hereunder, then, subject to any applicable requirements of the exchange on which the Common Stock is then listed and subject to applicable law, the Corporation may elect to have the provisions of Section 10(a) apply as if the Stockholder Approval shall have been obtained on a date of the Corporation’s choosing, which date cannot be earlier than the consummation of such tender offer, exchange offer or repurchase.

(f) Notice of Adjustments. Whenever the Conversion Rate is adjusted pursuant to Section 10(c), the Corporation shall, within ten (10) Business Days following the occurrence of the event that requires such adjustment, (i) compute the adjusted Conversion Rate in accordance with Section 10(c); and (ii) cause the Chief Financial Officer of the Corporation (or a designee of such Chief Financial Officer) to prepare and mail to each Holder, at such Holder’s last address shown on the records of the Corporation, a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

(g) Reservation of Common Stock. The Corporation shall, at all times when any shares of Series B Preferred Stock are outstanding, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, the full number of shares of Common Stock then issuable upon conversion of all then outstanding shares of Series B Preferred Stock. Notwithstanding anything herein to the contrary, the Corporation may, at its election, deliver, upon conversion of the Series B Preferred Stock, treasury shares of Common Stock or other shares of Common Stock that the Corporation has reacquired, provided such shares comply with the second sentence of Section 10(a).

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series B Preferred Stock may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 12. Notices. All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or By-Laws or by applicable law.

Section 13. No Preemptive Rights. No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 14. Other Rights. The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, METLIFE, INC. has caused this certificate to be signed by Steven J. Goulart, its Senior Vice President and Treasurer, this 26th day of October, 2010.

MetLife, Inc.

By:	/s/ Steven J. Goulart
Name: Steven J. Goulart Title: Senior Vice President and Treasurer